UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 22, 2007

Consolidated Minerals Management, Inc.

(Exact Name of Registrant as Specified in Charter)

Montana	2-89616	82-0369233
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2500 City West Boulevard, Suite 300 Houston, Texas 77042
(Address of principal executive offices)

(281) 209 – 9800

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

| |	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

| |	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

| |	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

| |	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 19, 2007, the Company agreed to purchase the stock of US Fuel International Inc. and Troutman Oil Company Inc. for $5 million in cash, $900,000 in debt, and 666,680 shares of CMMI preferred stock. US Fuel and Troutman Oil are closely-held corporations located in Austin, Arkansas. The Purchase Agreement also provides for CMMI to purchase certain assets held individually by the shareholders of US Fuel and Troutman Oil. The purchase of these assets is included in the purchase price. The purchase price is subject to adjustment based upon the results of an audit of the companies’ assets and liabilities.

Troutman Oil distributes fuel to gas stations throughout Arkansas and owns and operates several US Fuel-branded stations.

US Fuel is a fuel marketing company that sells fuel under the “US Fuel” trademark. US Fuel currently has a private label credit card program that allows customers to charge their fuel purchases to a US Fuel credit card.

The Purchase Agreement provides that CMMI will enter into employment agreements with the companies’ current management.

Closing of the purchase is to occur on December 10, 2007. The closing date can be extended 90 days with an additional $50,000 payment.  If closing does not occur, then the shareholders of US Fuel and Troutman Oil can keep the $10,000 deposit paid concurrent with the signing of the Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Consolidated Minerals Management, Inc. (Registrant)

By:	/s/ __________________
Timothy G. Byrd, Sr.
Chief Executive Officer

Dated:

October 25, 2007